                              FUND ACCOUNTING AGREEMENT


     AGREEMENT made this __________ day of __________________________, 1999, between THE TUSCARORA INVESTMENT TRUST (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. ("Fund Accountant"), a corporation organized under the laws of the State of Ohio and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, the Trust desires that Fund Accountant perform certain fund accounting services for each series of the Trust, listed on Schedule A attached hereto and made part of this Agreement, as such Schedule A may be amended from time to time (individually referred to herein as the "Portfolio" and collectively as the "Portfolios"); and

     WHEREAS, Fund Accountant is willing to perform such services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1.    SERVICES AS FUND ACCOUNTANT.

           (a) MAINTENANCE OF BOOKS AND RECORDS. Fund Accountant will keep and maintain the following books and records of each Portfolio pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

                 (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                 (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

                 (iii)    Separate ledger accounts required by subsection
                          (b)(2)(ii) and (iii) of the Rule; and

                 (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

           (b) PERFORMANCE OF DAILY ACCOUNTING SERVICES. In addition to the maintenance of the books and records specified above, Fund Accountant shall perform the following accounting services daily for each Portfolio:

                 (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

                 (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Portfolio's investment adviser or its designee, as approved by the Trust's Board of Trustees (hereafter referred to as "Trustees");

                 (iii) Verify and reconcile with the Portfolios' custodian all daily trade activity;

                 (iv) Compute, as appropriate, each Portfolio's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

                 (v) Review daily the net asset value calculation and dividend factor (if any) for each Portfolio prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

                 (vi) Report to the Trust the daily market pricing of securities in any money market Portfolios, with the comparison to the amortized cost basis;

                 (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Portfolios;

                 (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

                 (ix) Update fund accounting system to reflect rate changes, as received from a Portfolio's investment adviser, on variable interest rate instruments;

                 (x) Post Portfolio transactions to appropriate categories;

                 (xi) Accrue expenses of each Portfolio according to instructions received from the Trust's Administrator;


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

                 (xii) Determine the outstanding receivables and payables for all (1) security trades, (2) Portfolio share transactions and (3) income and expense accounts;

                 (xiii) Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies; and

                 (xiv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

           (c)   SPECIAL REPORTS AND SERVICES.

                 (i) Fund Accountant may provide additional special reports upon the request of the Trust or a Portfolio's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                 (ii) Fund Accountant may provide such other similar services with respect to a Portfolio as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

           (d) ADDITIONAL ACCOUNTING SERVICES. Fund Accountant shall also perform the following additional accounting services for each
                 Portfolio:

                 (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Trust. The download will include the following items:

                          Statement of Assets and Liabilities,
                          Statement of Operations,
                          Statement of Changes in Net Assets, and
                          Condensed Financial Information;

                 (ii)     Provide accounting information for the following:

                          (A) federal and state income tax returns and
                              federal excise tax returns;
                          (B) the Trust's semi-annual reports with the
                              Securities and Exchange Commission ("SEC") on
                                   Form N-SAR;

                          (C) the Trust's annual, semi-annual and quarterly
                              (if any) shareholder reports;
                          (D) registration statements on Form N-1A and
                              other filings relating to the registration of shares;
                          (E) Fund Accountant's monitoring of the Trust's
                              status as a regulated investment Trust under Subchapter M of the Internal Revenue Code, as amended;
                          (F) annual audit by the Trust's auditors; and
                          (G) examinations performed by the SEC.

     2.    SUBCONTRACTING.

           Fund Accountant may, at its expense and, upon written notice to the Trust, subcontract with any entity or person concerning the provision of the services contemplated, hereunder; provided, however, that Fund Accountant shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Fund Accountant shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

     3.    COMPENSATION.

           The Trust shall pay for the services to be provided by Fund Accountant under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto, as such Schedule may be amended from time to time.

     4.    REIMBURSEMENT OF EXPENSES.

           In addition to paying Fund Accountant the fees described in the Fee Agreement, the Trust agrees to reimburse Fund Accountant for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

     (a) All freight and other delivery and bonding charges incurred by Fund Accountant in delivering materials to and from the Trust;

     (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Fund Accountant in communication with the Trust, the Trust's investment adviser or custodian, dealers or others as required for Fund Accountant to perform the services to be provided hereunder;

     (c) The cost of obtaining security market quotes pursuant to Section l(b)(ii) above;

     (d) All expenses incurred in connection with any custom programming or systems modifications required to provide any special reports or services requested pursuant to Section 1(c) herein;

     (e) Any expenses Fund Accountant shall incur at the written direction of an officer of the Trust thereunto duly authorized other than an employee or other affiliated person of Fund Accountant who may otherwise be named as an authorized representative of the Trust for certain purposes; and

     (f) Any additional expenses reasonably incurred by Fund Accountant in the performance of its duties and obligations under this Agreement.

     5.    EFFECTIVE DATE.

           This Agreement shall become effective with respect to a Portfolio as of the date first written above (or, if a particular Portfolio is not in existence on that date, on the date such Portfolio commences operation) (the "Effective Date").

     6.    TERM.

     (a) The term of this Agreement shall commence on ____________________, 1999 and shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, until ______________________, 2002 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods").

     (b) This Agreement may be terminated without penalty: (i) by provision of a notice of nonrenewal in the matter as set forth below, (ii) by mutual agreement of the parties, (iii) in the event of a Change of Control (as defined herein), in accordance with the procedures outlined below or (iv) for "cause" (as defined herein) upon the provision of sixty (60) days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least sixty (60) days prior to the end of the Initial Term or any Rollover Period, as the case may be.

     (c) For purposes of this Agreement, "cause" shall mean: (i) a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party, (ii) a series of negligent acts or omissions or breaches of this Agreement which, in the aggregate, constitute in the reasonable judgment of the Trust, a serious failure to perform satisfactorily Fund Accountant's obligations hereunder; (iii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors.


     (d) In the event of a change of "control" (as such term is defined in the 1940 Act) with respect to Fund Accountant (a "Change of Control"), the Trust may conduct an interim evaluation of Fund Accountant's performance under this Agreement (a "Performance Evaluation"). The Performance Evaluation shall be conducted within 120 days following the later of: (i) a Change of Control, or
(ii) the date the Trust receives actual notice of a Change of Control from Fund Accountant. If, in the reasonable judgment of the Trust, the Performance Evaluation indicates that the quality level of services being provided by Fund Accountant has diminished materially (even though such diminution does not constitute a material breach), the Trust shall, within thirty (30) days (or such longer period of time as is agreed upon by the parties) following the Performance Evaluation, provide written notice to Fund Accountant specifying the areas in which the Trust believes the quality level of service has materially diminished.

           Fund Accountant shall have a period of thirty (30) days (or such longer period of time as is agreed upon by the parties) from the receipt of such written notice within which to restore to the reasonable satisfaction of the Trust the quality level of services. If, at the end of such thirty (30) day period (or such longer period of time as is agreed upon by the parties), Fund Accountant has not, to the reasonable satisfaction of the Trust, restored the quality level of services, the Trust may terminate this Agreement upon the provision of thirty (30) days (or such longer period of time as is agreed upon by the parties) advance written notice to Fund Accountant.

     (e) Notwithstanding the foregoing, after such termination for so long as Fund Accountant, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Fund Accountant and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Fund Accountant shall be entitled to collect from the Trust, in addition to the compensation described in this Schedule A, the amount of all of Fund Accountant's cash disbursements for services in connection with Fund Accountant's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents.

     7.    STANDARD OF CARE; INDEMNIFICATION.

           Fund Accountant shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing the services provided for under this Agreement. Fund Accountant shall be liable for any damages arising directly or indirectly out of

Fund Accountant's failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of Fund Accountant's willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this section 7, the term "Fund Accountant" shall include directors, officers, employees and other agents of Fund Accountant as well as Fund Accountant itself.).

           Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) Fund Accountant shall not be liable for losses beyond its reasonable control, provided that Fund Accountant has acted in accordance with the standard of care set forth above; and (ii) Fund Accountant shall not be liable for the validity or invalidity or authority or lack thereof of any instruction, notice or other instrument that Fund Accountant reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust (other than an employee or other affiliated person of Fund Accountant who may otherwise be named as an authorized representative of the Trust for certain purposes).

           The Trust agrees to indemnify and hold harmless Fund Accountant from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") arising directly or indirectly out of any action or omission to act which Fund Accountant takes (i) at the request or on the direction of or in reliance on the reasonable advice of the Trust or (ii) upon any instruction, notice or other instrument that Fund Accountant reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust (other than an employee or other affiliated person of Fund Accountant who may otherwise be named as an authorized representative of the Trust for certain purposes) or
(iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder.

           Fund Accountant shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Fund Accountant's own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder; provided, however, that the Trust shall have no obligation to indemnify or reimburse Fund Accountant under this Section 7 to the extend that Fund Accountant is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.

     8.    RECORD RETENTION AND CONFIDENTIALITY.

           Fund Accountant shall keep and maintain on behalf of the Trust all books and records which the Trust and Fund Accountant is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. Fund Accountant further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.


     9.    YEAR 2000 READINESS DISCLOSURE.

         Fund Accountant (a) has reviewed its business and operations as they relate to the services provided hereunder, (b) has developed or is developing a program to remediate or replace computer applications and systems, and (c) has developed a testing plan to test the remediation or replacement of computer applications/systems, in each case, to address on a timely basis the risk that certain computer applications/systems used by Fund Accountant may be unable to recognize and perform properly date sensitive functions involving dates prior to, including and after December 31, 1999, including dates such as February 29, 2000 (the "Year 2000 Challenge"). Fund Accountant represents and warrants that to the best of its knowledge and belief, the reasonably foreseeable consequences of the Year 2000 Challenge will not adversely effect Fund Accountant's ability to perform its duties and obligations under this Agreement.

     10.   DISASTER RECOVERY.

         Fund Accountant shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, Fund Accountant shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions.

     11.   UNCONTROLLABLE EVENTS.

           Subject to Section 10 hereunder, Fund Accountant assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

     12.   REPORTS.

           Fund Accountant will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Fund

Accountant, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

     13.   RIGHTS OF OWNERSHIP.

           All computer programs and procedures developed to perform services required to be provided by Fund Accountant under this Agreement are the property of Fund Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

     14.   RETURN OF RECORDS.

           Fund Accountant may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain Fund Accountant's files, records and documents created and maintained by Fund Accountant pursuant to this Agreement which are no longer needed by Fund Accountant in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by Fund Accountant for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

     15.   REPRESENTATIONS OF THE TRUST.

           The Trust certifies to Fund Accountant that: (1) as of the close of business on the Effective Date, each Portfolio that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     16.   REPRESENTATIONS OF FUND ACCOUNTANT.

           Fund Accountant represents and warrants that: (1) the various procedures and systems which Fund Accountant has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and Fund Accountant's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Fund Accountant and, when executed and delivered by Fund Accountant, will constitute a legal, valid and binding obligation of Fund Accountant, enforceable against Fund Accountant in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     17.   INSURANCE.

           Fund Accountant shall furnish the Trust with pertinent information concerning the fidelity bond and professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels and deductible amounts. Fund Accountant shall notify the Trust should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Fund Accountant shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Fund Accountant under its insurance coverage.

     18.   INFORMATION TO BE FURNISHED BY THE TRUST AND PORTFOLIOS.

           The Trust has furnished to Fund Accountant the following:

           (a) Copies of the Declaration of Trust or Articles of Incorporation of the Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

           (b)   Copies of the following documents:

                 (i)      The Trust's Bylaws and any amendments thereto; and

                 (ii) Certified copies of resolutions of the Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Fund Accountant thereunder.

           (c) A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Fund Accountant in all matters.

           (d) Two copies of the Prospectuses and Statements of Additional Information for each Portfolio.

     19.   INFORMATION FURNISHED BY FUND ACCOUNTANT.

           (a)   Fund Accountant has furnished to the Trust the following:

                 (i)      Fund Accountant's Articles of Incorporation; and

                 (ii)     Fund Accountant's Bylaws and any amendments thereto.

           (b) Fund Accountant shall, upon request, furnish certified copies of corporate actions covering the following matters:

                 (i) Approval of this Agreement, and authorization of a specified officer of FUND Accountant to execute and deliver this Agreement; and

                 (ii) Authorization of Fund Accountant to act as Fund accountant for the Trust and to provide accounting services for the Trust.

     20.   AMENDMENTS TO DOCUMENTS; AMENDMENTS TO AGREEMENT..

           The Trust shall furnish Fund Accountant written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by Fund Accountant in providing the services agreed to hereunder or which amendment might affect the duties of Fund Accountant hereunder unless the Trust first provides Fund Accountant with notice of such amendments or changes. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

     21.   COMPLIANCE WITH LAW.

           Except for the obligations of FUND Accountant set forth in Section 8 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

     22.   NOTICES.

           Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Trust, at 3100 Tower Boulevard, Suite 700, Durham, North Carolina 27707,

Attn:____________________________________________________________; and if to
Fund Accountant, at 3435 Stelzer Road, Columbus, Ohio 43219, Attn: William J. Tomko or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     23.   HEADINGS.

           Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     24.   ASSIGNMENT.

           This Agreement and the rights and duties hereunder shall not be assignable with respect to a Portfolio by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     25.   GOVERNING LAW.

           This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.

     26.   LIMITATION OF LIABILITY.

         A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Portfolio, that Portfolio), and Fund Accountant shall look only to the assets of the Trust, or the particular Portfolio, for the satisfaction of such obligations.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                             THE TUSCARORA INVESTMENT
                                             TRUST

                                             By:
                                                --------------------------------

                                             Title:
                                                   -----------------------------

                                             BISYS FUND SERVICES OHIO, INC.


                                             By:
                                                --------------------------------

                                             Title:
                                                   -----------------------------



                                      SCHEDULE A

                       TO THE FUND ACCOUNTING AGREEMENT BETWEEN
                            THE TUSCARORA INVESTMENT TRUST
                                         AND
                            BISYS FUND SERVICES OHIO, INC.


                                   FUND PORTFOLIOS


                                 The Oak Value Fund

                                      SCHEDULE B

                       TO THE FUND ACCOUNTING AGREEMENT BETWEEN
                            THE TUSCARORA INVESTMENT TRUST
                                         AND
                            BISYS FUND SERVICES OHIO, INC.


                                         FEES

FEES:

     Fund Accountant shall be entitled to receive a fee from the Trust on the first business day of each month, or at such time(s) as Fund Accountant shall request and the parties hereto shall agree, a fee computed daily at the annual rate set forth below:

                 2 one-hundredths of one percent (.02%) of the Trust's average daily net assets up to $500 million;

                 1.5 one-hundredths of one percent (.015%) of the Trust's average daily net assets in excess of $500 million up to $1 billion; and

                 1 one-hundredth of one percent (.01%) of the Trust's average daily net assets in excess of $1 billion.

     Fund Accountant shall be entitled to receive an additional fee of $35,000 for each new Portfolio that is added following the effective date of this Agreement.

OUT-OF-POCKET EXPENSES:

     The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in Section 4 of this Agreement.